Exhibit 24.1

Special Limited Power Of Attorney

The undersigned, Michael Larson, does hereby constitute and appoint Alan Heuberger and Mike Rodden, and each of them, with full power to act without the other, as attorneys-in-fact, on behalf of the undersigned and in the undersigned’s name, place and stead, to execute, acknowledge, deliver and/or file any documents or filings and any amendments thereto made by or on behalf of the undersigned in respect of any securities held by him, directly, indirectly or beneficially, or required in connection with his position as a director, officer, manager or security holder of any entity under any laws, rules or regulations of any pertinent jurisdiction or any relevant securities market or exchange.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity, are not assuming any of the undersigned’s responsibilities to comply with such laws.

This Special Limited Power of Attorney shall remain in full force and effect with respect to each foregoing attorneys-in-fact until withdrawn by the undersigned by written notice to such attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Special Limited Power of Attorney to be executed as of this 11th day of October, 2013.

/s/ Michael Larson
Michael Larson

State of Washington	)
) ss
County of King	)

I certify that I know or have satisfactory evidence that Michael Larson is the person who appeared before me, and said person acknowledged that he signed this instrument as his free and voluntary act for the uses and purposes mentioned in the instrument.

Dated: October 11, 2013

/s/ Robin S. Orwiler
Robin S. Orwiler
Notary Public
My commission expires: 11/01/2014